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                                                   EXHIBIT 10.25
                             THE RAYMOND CORPORATION

                            BENEFIT AND WELFARE PLAN

         This document together with the insurance policies, other contracts and plan texts listed below (referred to collectively as the "Plan Materials" and individually as the "Policy") constitute the Benefit and Welfare Plan (the "Plan") for eligible employees of

                  The Raymond Corporation and participating subsidiaries and affiliated companies (hereinafter collectively referred to as the "Employer"):

Plans subject to this document include:

                  John Hancock Medical
                  John Hancock Dental
                  Community Health Plan
                  HMO-CNY Foundation Health Plan
                  HMO-CNY Independent Prepaid Health Plan Mohawk Valley Plan Prepaid Health Plan Prepaid Dental Plan Post Retirement Medical Plan Employee Spending Accounts - Health and Dependent Care Security Mutual Group Term Life Insurance Plan

1.  Plan Administrator.

This Plan is administered by the Employer's Administrative Committee (the "Committee") which shall possess all powers necessary to administer the Plan, including but not limited to the sole discretion to interpret the Plan and to determine eligibility for benefits. The Committee may designate in writing one or more of its members or one or more other persons, including any insurance company that has issued a Policy, to carry out its duties under the Plan. The Committee is the "named fiduciary" and "plan administrator" as these terms are used in ERISA. To the extent not covered by insurance, the Employer will indemnify the members of the Committee and any employee of the Employer acting in the Committee's behalf against all claims, loss, damages, expense and liability arising from any action or failure to act.

2.  Benefit Entitlement.

Every employee of the Employer who falls within a Policy, other contract or plan text's terms for coverage is eligible for benefits under that Policy, other contract or plan text except as excluded below:

                  Co-op students, apprentices, i.e. high school students who work no more than 10 hours per week during the school year, leased employees, part-time "on call" employees, and Type 2 temporary employees, (hired for a term expected to last less than 6 months).

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See Exhibit A for additional exclusions for each policy, contract or plan text.

Benefits are payable under this Plan only if covered by the Plan Materials and shall be paid solely pursuant to such Plan Materials. This document does not create any benefit payment responsibilities of the Employer other than to pay premiums or other payments required by the Plan Materials.

3.  Claims for Benefits.

All claims for benefits under a Policy, other contract or plan text shall be submitted in accordance with the terms of that Policy, other contract or plan text and shall be subject to the claims review procedure for that Policy, other contract or plan text. If the particular claim does not relate to any Policy, other contract or plan text or if the Policy, other contract or plan text lacks a claims procedure, claims shall be submitted and processed as follows: A claim shall be submitted to the Committee within 60 days of the event giving rise to the claim (or such longer period as the Committee in its sole discretion may determine). In the event a claim for benefits is denied, the Committee will provide the claimant with a written notice stating the specific reason or reasons for denial, including specific provisions of the Plan or Policy, other contract or plan text relied upon. The notice will also explain what is necessary to perfect the claim, if possible, and inform the claimant that the denial may be appealed. Such denial may be appealed by written request to the Committee within a reasonable time. Within 60 days of receiving a request for review of a denied claim, the Committee shall provide a written decision to the claimant.

4.  Nonguarantee of Employment.

Nothing contained in this Plan shall be construed as a contract of employment between the Employer and any employee, or as a right of any employee to be continued in the employment of the Employer, or as a limitation of the right of the Employer to discharge any of its employees, with or without cause.

5.  Nonalienation of Benefits.

Except as expressly authorized by a Policy, other contract or plan text, benefits payable under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, en-cumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, prior to actually being received by the person entitled to the benefit. Any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to benefits payable hereunder, shall be void. The Employer shall not in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements or torts of any person entitled to benefits hereunder.

6.  Amendment and Termination.

Although it is intended that this Plan will be maintained indefinitely, the Employer has the right, subject to the terms of any Policy, other contract or plan text, to make any amendment to this Plan at any time and retains the right to terminate this Plan at any time.


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7.  Plan Year.

The Plan's fiscal year shall be the calendar year. A Policy, other contract or plan text may have its own year that differs from the Plan year.

8.  Governing Law

Subject to the terms of any Policy, other contract or plan text to the contrary, to the extent not preempted by federal law, the Plan shall be interpreted and enforced in accordance with the laws of the State of New York.

9.  Effective Date.

The effective date of this Plan is January 1, 1996.


Dated December 4, 1995                 THE RAYMOND CORPORATION


                                       By /s/ Paul J. Sternberg
                                         -------------------------------------



                                       Title  Vice President, General Counsel
                                              and Secretary
                                              ---------------------------------




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                                    EXHIBIT A



Name of Plan                               Exclusions
- ------------                               ----------

Employee Spending Accounts -               Type 1 Temporary
  Health and Dependent Care                  Employees (hired for a term
                                             expected to last more than
                                             6 months)

Security Mutual Group                      Type 1 Temporary
  Term Life Insurance Plan                   Employees

John Hancock Medical                       Type 1 Temporary
                                             Employees

John Hancock Dental                        Type 1 Temporary
                                             Employees